Exhibit 99.2

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.  Welcome to Renaissance Learning’s Third Quarter Earnings Conference Call.

At this time, everyone is in a listen-only mode.

Later, there will be an opportunity for you to ask questions, and instructions will be given at that time.

As a reminder, your conference is also being recorded.

At this time, I would like to introduce you to the chief financial officer, Mary Minch.  Go ahead, Ms. Minch.

Ms. Mary Minch:  Good afternoon.  I’m Mary Minch, chief financial officer of Renaissance Learning.  I’d like to welcome everyone to our third quarter conference call.  With me today is Terry Paul, our chief executive officer, and Steve Schmidt, our president and chief operating officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management’s expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations and various assumptions, which management believes are reasonable.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or could contribute to such differences include those matters

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 1

disclosed in our third quarter earnings release and in the Company’s Securities and Exchange Commission filings, including forms 10K and 10Q.

I’ll begin our call today with a review of the third quarter financial results, and then Steve will provide some brief comments about our operations.  Following our comments, we’ll be happy to take your questions.

Third quarter revenue of $31.8 million was up 12.6 percent from third quarter 2008 revenue of $28.2 million and was the highest quarterly revenue results that we’ve achieved since the second quarter of 2003.  Net income was $5.2 million, or .18 cents per share compared to $2.6 million or .09 cents per share a year ago.

Excluding the non-recurring charge taken in the fourth quarter of 2008 for goodwill and other intangible asset impairment, earnings per share has now increased compared to the same quarter in the prior year for eight consecutive quarters.

We’re happy to report that our orders were very strong in the quarter, growing by 34 percent compared to third quarter 2008.  Of course, we anticipated the strong third quarter order performance due to ongoing shifts in seasonality and the effect of stimulus funds, but we’re--we are still very pleased to be able to report such a large improvement.

Deferred revenue was also significantly affected by the improved order rates.  It increased a record $21.6 million in the quarter to reach our highest balance ever of $62.5 million.  This, of course, bodes well for our topline revenue in the quarters ahead by helping to smooth out future revenue despite our orders becoming more seasonally focused to the second and, to an increasingly greater and greater extent, the third quarter.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 2

Product revenues were up $2.5 million, or 12.9 percent, due to increases in revenue across all product lines.  The product revenue increases stem from both strong orders in this period and from revenue recognized from prior period subscription orders.

Service revenue increased by $1.1 million, or 12 percent in Q3.  About half of the service revenue increase is a result of increased hosting revenue, which is recognized rateably over the subscription period and is, of course, a direct result of the increasing number of customers who are utilizing our hosting services.

The remainder of the increase is related to increased revenue for technical consulting services that we provide to help our customers to get started implementing and using our products.  These increases were somewhat offset by decreases in on site professional development revenue.

Total gross profit margins for the quarter were 77.6 percent, up from 75.7 percent last year.  Product gross margins were 83.2 percent, relatively unchanged from prior years’ margins of 83.7 percent.  Service gross margins increased to 65.2 percent, up from 58.2 percent in the prior year.  The improvement was, once again, due to growth in our more profitable technical service areas, the hosting and consulting services I mentioned before, and by better leveraging of our fixed costs.

Operating expenses decreased by $600,000 compared to last year’s third quarter.  Product development expenses decreased $400,000, primarily due to the restructuring and cost savings efforts implemented earlier in the year.  Selling and marketing expenses were up $600,000, primarily due to higher commissions associated with the higher orders.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 3

General administrative expenses were down $800,000.  Six hundred thousand dollars of the decrease is due to a charge taken in the prior year for a 2004 lawsuit settlement regarding defective parts from a supplier, and the remainder of the decrease is attributable to staff reductions and other non-payroll cost constraints implemented earlier in the year as part of our cost reduction efforts.

While we achieved a nearly $900,000 pre-tax benefit from our cost savings efforts in the third quarter, we are tracking a bit behind our original projections due to lower turnover than we had anticipated, resulting in less savings from our hiring freeze.  While we still expect to achieve the full $5 million per year in cost savings, we may not be able to reach that run rate by year-end.  And we now expect that the impact of our efforts on 2009 fiscal year will be about $2.5 million rather than our originally forecasted $3 million.

Fourth quarter operating expenses compared to the prior year should be impacted similar to Q3 from our cost savings efforts, somewhat offset by modest increases in selling expenses, primarily commissions, travel, and sales events expenses.

The third quarter tax rate was 33.2 percent, down from the effective rate of 38 percent that we have recorded year-to-date due to the statute of limitations expiring on certain of our tax positions that were formerly reserved for.  I expect that the tax rate for the out quarters will be at the previous levels, excluding audit adjustments or changes to the tax law.

The strong order rates experienced in the quarter also had significant effects on our operating cash flow and our accounts receivable balances.  Operating cash flow was a record $16.7 million compared to $13 million in the third quarter of 2008.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 4

The $16.7 million operating cash flow soundly beat our previous quarterly high of $13.5 million set in the third quarter of 2001.  Our accounts receivable balance of $19.8 million is high due to the seasonally strong sales in the third quarter, but it bodes well for another strong cash flow performance in Q4.

The quality of our accounts receivable remains strong.  Day sales outstanding was 53 days, mainly due to the deferred revenue increase, since the invoice amounts are reflected in our accounts receivable balance but the revenue has not yet been realized on the income statement.  If the change in deferred revenue is taken into account, providing a more accurate reading of the age of our accounts receivable, day sales outstanding are just 33 days.

Now I’ll turn it over to Steve to provide additional comments.

Mr. Steve Schmidt:  Thank you, Mary.

Well, it’s a lot more fun doing these conference calls when we have strong results to report, and we did have a very strong quarter in many respects.  Order rates were especially robust in the third quarter, 34 percent higher than Q3 last year.

Much of the order strength is attributable to the ongoing seasonality shift in orders away from Q1 and Q4 calendar quarters to Q2 and especially to Q3.  A portion of the order growth is a direct result of the stimulus funds from the American Recovery and Reinvestment Act, as evidenced by some schools purchasing multiple year subscriptions.

Over $2 million in orders were received for subscription periods beyond the next 12 months.

Of course, behind all the timing and funding effects is a growing acceptance of our products as the best solutions for accelerating learning.  Both reading and math

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 5

product lines experienced very strong order rates in Q3.  The reading line has the strongest subscription renewal component, but also achieved good new customer growth.

The math line achieved the highest order total since mid-2004 due to new Accelerated Math Enterprise school adoptions, healthy renewal rates, and new adoptions of our Star Math and Math Facts in a Flash software.

Star Math is a fantastic math assessment product, which earlier this year, along with Star Reading, received high ratings from the National Center on Response to Intervention.  So, we expect this product to continue to receive strong customer interest.

Math Facts in a Flash is also garnering strong interest resulting in improved order rates.  We’ve added new features to this product, including grade level benchmark reports and new teacher development and intervention guides.  In addition, in order to offer more opportunities for students to practice the critical skills that lay the foundation for upper level math achievement, NEO2 and the 2Know response system now both run Math Facts in a Flash.

These tools, along with our Home Connect feature, allow students to extend their opportunity to practice and master their math facts.  I mentioned Star Math picking up good order momentum, but our other Star products are also doing extremely well.  Collectively, Star Math, Star Reading, and Star Early Literacy make up what we now call the Star Constellation.

The Star Constellation is being enhanced to provide assessments of specific state and, ultimately, national core standards.  Orders for the Star Constellation in aggregate were up more than 50 percent in the third quarter, as these assessments are being recognized as the most efficient, effective, and reliable progress monitoring and

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 6

benchmarking tools for data-driven schools, and they’re especially ideal for use in a response to intervention framework.

Part of the order strength is the seasonal shift, which makes the third quarter our strongest renewal period.  It’s still too early to finalize all of our renewal data with respect to third quarter, as some schools are late to renew, usually due to timing of funding.  But we can say that overall renewal rates are holding up well.

Reading school renewals remain at the mid-90 percent level, with math school renewals lagging a bit behind that and averaging near the mid-80 percent levels.  Despite the fact that budgetary pressures force our customers to carefully monitor the number of student subscriptions purchased, we are experiencing very healthy re-up rates, or the average number of students renewed for customer schools that renew.  These rates remain at about 100 percent for most product lines.

We also continue to see positive trends in some of our other key metrics.  We added more than 1,000 schools to our Renaissance Place Platform, bringing the total number of schools using RP to over 30,000.  Our AR Enterprise school count also continues to grow.  We now have over 22,000 schools using Accelerated Reader Enterprise, an increase of more than 2,000 schools in the quarter.

Our hosting service also continues to grow.  Nearly all the new schools that we’re bringing onboard are choosing our hosted option because they understand the value in having us host, and that with the hosted platform, called Renaissance Place Real Time, they get access to the many new enhancements and features that we intend to add in the future.  We now have about 22,000, or over 75 percent, of our RP customers on our hosted platform.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 7

The RP and hosting growth obviously has a significant impact on the makeup of our revenue, as well.  Subscriptions and related recurring services as a percent of total software revenue was 63 percent in the third quarter compared to 65 percent in the trailing quarter and 52 percent in the third quarter last year.

The reason for the reduced percentage compared to the trailing quarter is not that our subscription revenue is waning, but rather that, in addition to increasing subscription and related services revenue, we experienced a significant increase in our setup fees in Q3, since we brought significantly more schools onboard as new customers during this period.

In addition, customers upgrading from the desktop version of Accelerated Reader to the Enterprise version are increasing their annual spending with us on average by over $1,000 per year in addition to adding hosting and professional development revenue.  This has been a consistent pattern since we introduced AR Enterprise, but has been trending even higher in more recent periods.

This may be because later adopters tend to be customers who are not spending large amounts on quizzes.  But, in any case, it’s a positive trend that can help sustain our growth if it continues.

This quarter we also experienced improved rates from some of the states hardest hit by the economic crisis.  Last quarter we mentioned that orders were showing the most significant declines in California, Florida and Arizona.  In the third quarter, however, these three states showed some of the strongest comparables of all states, another illustration of the shift of orders this year from Q2 to Q3 due to funding timing.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 8

These three states continue to have serious financial challenges, as do many others.  But, we’re pleased that our customers in these states see the value of continuing to use our products and are finding ways to stretch their limited funds and keep their subscriptions up-to-date.

Our subscription products provide significant value to our customers, and we’ve worked hard to minimize any changes in our subscription pricing.  In fact, we’ve not increased the price of the Enterprise versions of our software since their introduction in 2006.

Recently, however, we implemented our first price increase for Enterprise, as well as price adjustments on our Star products.  Effective December 1st, we are raising the per-student charge for Enterprise to $4.25 per student per year from $4.00 and increasing the price of our Star products to 99 cents per student per year, up from 59 cents.

Even with the new prices, our products are a great value to our customers and are still positioned as some of the lowest cost, most affordable products, as well as the most effective at providing assessment and student achievement data to personalize instruction and practice and to accelerate learning.  We expect the net effect of the price increases to be minimal to overall revenue because we are reviewing other product pricing changes that may temper the revenue gains from the subscription price adjustments.

Our laptop product line also achieved good growth in the quarter due in part to substantial interests in the new features and capabilities that we’ve recently added to the NEO2, as well as to the stimulus funding.  Worldwide laptop orders grew 8 percent this quarter.  Laptop unit volume growth was far better than that, as 20 percent more laptops were sold this year compared to third quarter 2008.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 9

But, as you may recall, we reduced prices in October last year, causing the total order dollar growth rate to be more modest.  This price change is now anniversaried, so, going forward, volume increases can contribute more to overall topline growth.

While the third quarter was a very strong quarter for us, we remain cautious about the economic outlook.  The recession may be over, or close to over, but the impacts have been devastating, and most are predicting a very long, slow recovery.  Most states are still struggling to balance their budgets, and many have adopted budgets with service reductions or are taking funds from reserves in order to maintain basic service levels.

A recent survey by the Center on Budget and Policy Priorities indicates that nearly all states are still facing significant shortfalls in their fiscal year 2010 budget, and at least 36 states already anticipate deficits for fiscal year 2011.  On the positive side, the second and final phase of the stimulus funds were released by the U.S. Department of Education last month.  But, it appears likely that, once these stimulus funds are used up, many states will struggle to balance budgets and maintain education funding until the economic recovery generates higher tax revenues for them.

As we look ahead to the fourth quarter, we know that order rates will not benefit from the same seasonality tailwinds or the order carryover from the prior quarter that we had in the third quarter.  However, stimulus funding is still a positive factor, and we have a decent pipeline of opportunities lined up, so we are expecting continued growth, just not at the same robust levels we reported for Q3.

Longer-term, we know that our products are valued by our customers, and we’ve made prudent steps to reduce costs and will continue to do so to remain well-positioned to achieve solid performance, even in more difficult times.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 10

Now Terry, Mary, and I would be happy to answer any questions that you have.

Operator:  Thank you.

Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.

To ask a question, please press star-one on your telephone keypad.

A confirmation tone will indicate your line is in the question queue.

You may press star-two if you’d like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

One moment, please, while we poll for questions.

Our first question comes from the line of Jerry Herman with Stifel Nicolaus.  Please proceed with your question.

Mr. Jerry Herman:  Thanks.

Good afternoon, everybody.  Hi, guys.

Mr. Steve Schmidt:  Hi, Jerry.

Mr. Jerry Herman:  First question is with regard to stimulus funding, and I know this is a tough one, but is there any way to help identify what portion of the increase in business may have been funded by stimulus?

Mr. Steve Schmidt:  Well, you’re right, Jerry.  That is a tough question.  It’s extremely difficult to quantify it.

We know that the stimulus funding was an important factor in helping states deal with their budget shortfalls and helping the schools in return, you know, maintain their budgets and operational levels.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 11

But, it’s very difficult for us to identify specific orders or specific business that was tied directly from the stimulus funds.  I mentioned that we did receive about $2 million in orders for extended periods beyond a 12-month subscription, extended subscriptions.  That very likely was stimulus money, and there probably was some other orders, as well, but it’s just really impossible to be more specific than that.

Mr. Jerry Herman:  And the $2 million is for orders -- $2 million is for orders that had more than a one-year duration, correct?  Is there some timeframe that applies, two or three years, or--?

Mr. Steve Schmidt:  --Yes, yes.  The $2 million is for orders that apply beyond 12 months--.

Mr. Jerry Herman:  --Okay--.

Mr. Steve Schmidt:  --Or that would start 12 months from now.

Mr. Jerry Herman:  Okay.

And just to be clear, you guys expect additional stimulus funding to flow in the fourth quarter?

Mr. Steve Schmidt:  Yes, although I think we’ve probably seen the largest impact on Q3, but clearly, there still is stimulus money in play.

Mr. Jerry Herman:  Steve, how much of the business--I know your seasonality is shifting, but how much of the business is--generally now comes up for renewal in the third quarter?

Mr. Steve Schmidt:  A large part of it, although there still is a fair amount that renews in Q2, as well.  But, other subscription business--it’s probably 60 percent that’s

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 12

Q3 and probably another 20--Mary, correct me if--around 20, 25 percent in Q2.  So, the vast majority of our subscription business is concentrated in those two quarters.

Mr. Jerry Herman:  Okay, great.

And you mentioned that 63 percent of business is subscription.  That’s in the software product line.  You guys categorize hosting in the products line in the P&L.  How much of that is now hosting?

Mr. Steve Schmidt:  Yeah, I think hosting is categorized in the--on the service line as one of our technical services.

Mr. Jerry Herman:  --Forgive me.  Yeah, forgive me.  Okay, okay, okay.  And therefore, it is a portion of the software piece, then?

Ms. Mary Minch:  It is a portion of the 63 percent, Jerry, correct.

Mr. Jerry Herman:  Okay, great.  That helps me clarify.  Good, great.

And then with regard to the renewal rates and re-up rates, I wanted to be sure I understood that.  You said that reading was in the mid-90s.  Math was in the mid-80s.  Your re-up rate’s around 100.  And that, I’m assuming, is the combination of renewals, attrition, and more business from renewals.  Is that correct?

Mr. Steve Schmidt:  The re-up rate is for renewing schools.  So, of those schools that renew, we’re essentially not gaining or losing total student count under those subscription renewals.

Mr. Jerry Herman:  And is that a student count as opposed to a dollar value?  Well, I guess--is that--yeah, I guess the--what I--is that a student count as opposed to a dollar value, meaning that additional products aren’t necessarily--well, that conflicts with $1,000 annual spend increase, though.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 13

Mr. Steve Schmidt:  It’s a student count, but it would equate to dollars--.

Mr. Jerry Herman:  --Okay--.

Mr. Steve Schmidt:  --As well.

Mr. Jerry Herman:  Okay, great.

And then, the fourth quarter order flow you--it sounds like you’re indicating--expect it to be still growth year over year, but you’re still battling the seasonal headwind, correct?

Mr. Steve Schmidt:  That--that’s correct.

Mr. Jerry Herman:  Okay, and then last question.  I’ll turn it over.

With regard to dividend policy, could you just remind us how you folks review that in light of some of the past special dividends that have been paid?

Mr. Steve Schmidt:  Sure.  Really, there isn’t a specific dividend policy, Jerry, that the Board will always consider the best use of cash for enhancing shareholder value.  You’ll recall in the past we’ve at times purchased--re-purchased stock as part of a use of cash, as well as paid a quarterly dividend, our special dividend.

So, the Board reviews that at every meeting and would take into account a number of factors, including state of the business.  An important new factor, of course, is the seasonal nature of our business and realizing the strong third quarter we have isn’t necessarily representative of what we would expect to do every quarter.  They take that--all that into account and decide what’s best to enhance shareholder value.

Mr. Jerry Herman:  Great.  Thanks very much.  I’ll turn it over.

Operator:  Thank you.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 14

Once again, ladies and gentlemen, if you’d like to ask a question, please press star-one on your telephone keypad.

As a reminder, if you are using speaker equipment, it may be necessary to pick up the handset before pressing the star keys.

Mr. Schmidt, there are no further questions at this time.  I would like to turn the floor back over to you for closing comments.

Mr. Steve Schmidt:  Thank you.

Well, the third quarter results reflect the fundamental strength of our company.  We are financially strong and have the best products that can achieve dramatic results in the classroom.

Last quarter, I stated that challenging environments can provide opportunity for the best and the strongest.  We are well-positioned to both take advantage of those opportunities, as we showed last quarter as well as to weather challenging economic periods in order to achieve solid growth in the longer-term.

Thank you for joining us today.  We’ll talk to you again in January.

Operator:  Thank you.

This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.

Ms. Mary Minch - Third Quarter Earnings Conference Call                                       10/19/09 - 5:00 p.m. ET - 15